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Item 77Q 1A

On August 18, 2005, the Board of Trustees approved the following:

	Article III of the By-Laws of First Investors Multi-State
Insured Tax Free Fund is amended to include the paragraph below:

	Shareholders entitled to vote may vote either in person or by proxy; provided, that either the Shareholder or his or her duly authorized agent or attorney-in-fact has (i) signed and dated a written instrument authorizing such proxy to act, or (ii) transmitted by electronic, telephonic, computerized, facsimile, telecommunication, telex, oral communication or other alternative to execution of a written instrument authorizing such proxy to act. Acceptable methods of authorizing a proxy to act shall be set forth in the proxy statement soliciting such proxy.